Exhibit 10.8

CONSULTING AGREEMENT

This Agreement is entered into as of April 27, 2014 (the "Effective Date") by and between Polypid Ltd. an Israeli company (hereinafter, "Company"), and Mr. Asaf Bar, from 3447 Bella Vista Ave., Santa Clara, CA 95051 USA (hereinafter, "Consultant").

WHEREAS, Consultant warrants and represents that he has the requisite qualifications, knowledge and experience to render the Services (defined below); and WHEREAS, Consultant is interested in providing the Services to Company as an independent contractor and Company, pursuant to such foregoing representations, is interested in engaging Consultant as an independent contractor to provide the Services under the terms of this Agreement; and WHEREAS, the parties have decided to formalize, in writing, the terms of their contractual relationship as detailed below.

NOW THEREFORE, in consideration of the mutual premises, covenants and understandings contained herein, the parties agree as follows:

1.	Representations and Warranties

Consultant represents and warrants that, as of the Effective Date:

1.1.	Consultant is free to provide Company with the Services, upon the terms contained in this Agreement and there are no contracts and/or restrictive covenants preventing full performance of Company’s duties and obligations under this Agreement.

1.2.	Any and all work performed by Consultant hereunder shall not infringe upon any copyright, patent, trademark, trade secret or other proprietary right of any third party.

1.3.	While executing the Services, Consultant shall not make any representations, regarding Company's services, warranty, liability and/or terms of use of Company's technology, licenses or agreements, which are not consistent with Company's policies and/or which deviate from those contained in the applicable documentation or agreements as provided by Company.

2.	Duties of Consultant

2.1.	Consultant shall serve as the Chief Business Officer of the Company and as such he shall provide Company with certain services in the United States as shall be instructed by the CEO of the Company and/or any other person designated by him (the “Services”).

2.2.	Consultant shall provide Company with the Services as of April 27, 2014 on a full time basis. The Services shall be performed by the Consultant from his offices (unless otherwise instructed by the Company). During the term of this Agreement, the Consultant shall not be engaged in any activity

2.3.	Consultant undertakes to perform his duties and obligations under this Agreement with the highest degree of professionalism and to the full satisfaction of Company.

2.4.	Consultant shall follow the instructions of and report to the Company’s CEO in connection with the Services and/or any other person as shall be designated by the CEO from time to time.

2.5.	Consultant shall provide Company with reports, in the manner and form, as may be requested from time to time by the Company (the “Reports”).

2.6.	The parties hereto agree that following and subject to the successful consummation of the IPO, the Company may require the Consultant to move to the east coast (New York or New Jersey) for the purpose of providing the Services. In case of such request, the Consultant undertakes to relocate within two (2) months and the Company will reimburse the Consultant for relocation expenses from his current address to the new address in the east coast in an which will be pre-approved by the company but will not, in any case, exceed US $30,000 (unless the Company will find a cheaper solution for covering the foregoing relocation expenses). Nothing herein is deemed as an obligation or guarantee of the Company that such relocation will be required.

3.	Fees and Payment

3.1.	In consideration for the provision by Consultant of Services, and subject to the fulfillment of Consultant's obligations under this Agreement, Consultant shall be entitled to payment of an annual gross fee in the amount of USD $160,000 (the “Fee”). Notwithstanding the foregoing to the contrary, the Company undertakes that in the event that the Company will consummate an initial public offering, then subject to and following the successful closing of such offering (the “Triggering Event”), the Fee will be increased to an annual gross fee of USD $220,000 as of such date (assuming that the Consultant will be engaged by the Company upon such Triggering Event).

3.2.	The Fee shall be payable on a monthly basis until the 10th day of each month for the Services rendered during the previous month. The Fee shall be paid, against a lawful tax invoice.

3.3.	In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to Consultant, Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority and provided to Company by Consultant, or in the absence of such certification, at the rate determined by said law or regulation.

3.4.	In addition to the Fee, the Company shall pay the Consultant the following amounts (“Additional Amounts”): (a) reimbursement of expenses incurred by the Consultant in connection with the use of his mobile phone, in a monthly amount of up to USD $260 (unless the Company will have a cheaper solution (such as: providing the Consultant a mobile phone owned by the Company, in which case) ; (b) an amount equal to 6.2% of the Fee as reimbursement of social security payments made by the Consultant; (c) an amount equal to 1.45% of the Fee as reimbursement for payments made to Medicare; and (d) a monthly gross amount of USD $1,300 as reimbursement of health insurance. In addition, in the event that the Services will require the Consultant to travel (within or outside the United States) or to host, the Company shall reimburse the Consultant for flights and accommodations incurred by him, provided that any and all such expenses will be pre-approved in writing by the Company’s management.

3.5.	In addition to the Fee and subject to the approval of the Company's board of directors, Consultant shall be granted options to purchase up to 83,829 Ordinary Shares of the Company (the “Options”) reflecting, as of the date hereof, 0.3% of the issued share capital of the Company. The terms and conditions of the Options shall be as follows:

a.	The exercise price of the Options shall be US $0.6056 per each Ordinary Share.

b.	The Options shall vest during a four year period pursuant to the following vesting schedule: (a) ¼ of the Options shall be vested upon the first anniversary as of the date hereof, and (b) thereafter, the remaining Options will vest on a quarterly basis (at the end of each three months period following the first anniversary as of the Effective Date).

c.	This grant of the Options is subject to an option agreement to be entered with Consultant and the employee option plan adopted by the Company. Without derogating from the foregoing, the Options shall be subject to an irrevocable proxy.

d.	Any tax consequences arising from the grant and exercise of the Options (or any part thereof) or from the payment for shares covered thereby or from any other event or act hereunder, shall be borne solely by Consultant. Furthermore, Consultant shall bear any and all taxes in connection with any payments made to Consultant pursuant to this Agreement. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to Consultant, Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority and provided to Company by Consultant, or in the absence of such certification, at the rate determined by said law or regulation.

3.6.	In addition to the foregoing, as of the consummation of the Triggering Event (if any), the Consultant shall be granted, subject to the approval of the Board, additional Options to purchase additional 56,886 Ordinary Shares of the Company, constituting, as of the date hereof, 0.2% of the issued share capital of the Company (assuming that the Consultant will be engaged by the Company upon such Triggering Event). Such additional options shall be subject to a four-year vesting schedule as of the date of grant pursuant to the vesting terms set forth in Section 3.5 (mutatis mutandis) and the exercise price shall be the price of the ordinary shares of the Company upon the date of grant.

3.7.	For the removal of doubt it is clarified that, other than the payment of the Fee, Additional Amounts and the Options which may be granted under this Section 3, Consultant shall not be entitled to any further compensation or reimbursements in connection with the discharge of his responsibilities hereunder (except for relocation expenses pursuant to section 2.6 above).

4.	Status of Parties

4.1.	The relationship between Consultant and Company is that of an independent contractor and customer, and Consultant performs and shall continue to perform all actions legally required to establish and maintain Consultant’s status as an independent contractor. The parties expressly declare and confirm that there will be no employer - employee relationship between Company and Consultant.

4.2.	Consultant undertakes to maintain a proper set of accounting books as required by law, to open and/or maintain a file with the applicable tax authorities and social security and to pay all required taxes and make other compulsory payments in accordance with the applicable law, including without limitation, social security payments, payments made to Medicare and health insurance.

4.3.	In the event that the relationship between Company and Consultant shall be claimed, regarded or determined by any third party, including any governmental and/or judicial and/or tax authority at any time hereafter as an employer-employee relationship, Consultant shall reimburse and indemnify Company for any expense and/or payment incurred by Company or demanded of Company in consequence of the raising of such claim or demand and/or as a result of such determination, immediately upon Company’s first demand.

4.4.	Company shall be entitled to offset any amounts due to it under this section 4 from any amounts payable to Consultant under this Agreement.

5.	Term and Termination

5.1.	This Agreement shall be effective as of the Effective Date and shall remain in effect until terminated by either party (the “Term”) by providing the other party the following prior written notice: (a) during the initial six months as of the Effective Date – at least two months prior to the effective termination of this Agreement; and (b) thereafter – at least four months prior to the effective termination (the “Notice Period”).

5.2.	During the Notice Period, Consultant shall be obligated to continue to discharge and perform his duties and obligations under this Agreement unless Company has waived any and/or all of Consultant’s services under this Agreement during the Notice Period, or any part thereof.

5.3.	Notwithstanding the provisions of Section 5.1 to the contrary, Company shall be entitled to give Consultant notice that this Agreement is terminated with immediate effect as a result of a breach by Consultant of any of the provisions of Sections 4, 6, 7, 8, 9, or 10 of this Agreement.

6.	Confidentiality

6.1.	Consultant agrees that all information disclosed to Consultant by Company or any of its affiliates, whether in oral form, visual form or in writing, including but not limited to, all specifications, formulas, prototypes, computer programs and any and all records, data, ideas, methods, techniques, processes and projections, plans, marketing information, business plans, projects, pricing, customers and customer information, materials, financial statements, memoranda, analyses, notes, legal documents, and other data and information (in whatever form), as well as test results, processes, know-how, improvements, inventions, techniques, patents (whether pending or duly registered) and any know-how related thereto, relating to Company and/or its affiliates; information received by Company from any third party subject to obligations of confidentiality towards such third party; the Proprietary Materials (defined below), and the terms and conditions of this Agreement, will be considered and referred to collectively as “Confidential Information”.

6.2.	Consultant agrees that neither he nor anyone on his behalf shall use Confidential Information for his own, or any third party’s, benefit. Consultant further agrees to accept and use Confidential Information solely for the purpose of providing the Services for the benefit of Company. Consultant shall keep in confidence and trust all Confidential Information and shall not, directly or indirectly, disclose, publish, or disseminate Confidential Information to any third party.

6.3.	Without derogating from the generality of the foregoing, Consultant agrees as follows: (a) not to copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use whatsoever of the Confidential Information, or any part thereof.(b) to exercise the highest degree of care in safeguarding any Confidential Information that may be furnished to Consultant against loss, theft or other inadvertent disclosure and/or dissemination and to take all steps necessary to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information; (c) not to enter into the data bases of Company for any purpose whatsoever, other than as necessary for the provision of the Services, including, without limitation, review, download, insert, change, delete and/or relocate any information; (d) that all Confidential Information, and any derivatives thereof, is and shall remain the property of Company, and no license or other rights to Confidential Information is granted or implied hereby to have been granted to Consultant, now or in the future; (e) upon termination of this Agreement, and/or as otherwise requested by Company, Consultant shall promptly deliver to Company all Confidential Information and any and all copies thereof, in whatever form, that had been furnished to Consultant, prepared thereby and/or came to his possession in any manner whatsoever, during and in the course of his performance of this Agreement, and shall not retain and/or make copies thereof in whatever form.

6.4.	The provisions of this Section 6 shall survive termination of this Agreement and shall remain in full force and effect at all times thereafter.

7.	Non-Competition; Non Solicitation.

7.1.	In view of the Consultant’s access to the Confidential Information, during the Term, and for a period of twelve (12) months thereafter, Consultant will not engage, whether directly or indirectly, in any capacity whatsoever, whether independently or as an employee, consultant or otherwise, through any corporate body and/or with or through others, in any activity competing directly with the actual and/or planned activities of the Company as the same shall exist from time to time during the Term.

7.2.	During the Term, and for a period of twelve (12) months thereafter, whether on Consultant’s own account and/or on behalf of others, in any way interfere with and/or endeavor to entice away, or offer or solicit for the purpose of so interfering and/or enticing away, from the Company and/or any of its affiliates, any person, firm or company with whom the Company and/or any of its affiliates shall have any contractual and/or commercial relationship as an employee, consultant, licenser, joint venturer, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on, or within the twelve (12) months prior to, the effective date of termination of Consultant’s engagement with the Company.

8.	Proprietary Rights

8.1.	Company shall be the sole and exclusive owner of any and all materials, including, without limitation, any and all products, devices, computer programs, techniques, procedures, discoveries, inventions, methodologies, improvements, know-how and original works of authorship, and all materials, texts, drawings, specifications, reports, including without limitation, the Reports, data, and other recorded information, in preliminary or final form, that result from, or are suggested by Consultant in connection with, the Services, or that are created, developed, conceived, reduced to practice, discovered, invented or made by Consultant (whether solely or jointly with others) in connection with Consultant’s performance of the Services and/or pertaining to the Company. To the extent permitted under applicable law, all the foregoing (“Proprietary Materials”), including any and all Intellectual Property Rights related therein will constitute “works made for hire” by Consultant for Company, and the ownership of such Proprietary Materials will vest in Company at the time they are created. To the extent that the Proprietary Materials are not “works made for hire” under applicable copyright or other laws, Consultant hereby assigns and transfers to Company all right, title and interest that Consultant may now or hereafter have in the Proprietary Materials. Consultant agrees to: (i) promptly disclose to Company the creation or existence of all Proprietary Materials; and, (ii) take such action, during the Term of this Agreement and thereafter, as Company may request, to evidence, transfer, vest or confirm Company’s right, title and interest in and to the Proprietary Materials, provided that Company shall reimburse Consultant for all his directly related out-of-pocket expenses evidenced in connection therewith.

8.2.	For purposes of this Section 8, “Intellectual Property Rights” shall mean all worldwide (a) patents, patent applications and patent rights; (b) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (e) divisions, continuation, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

8.3.	Consultant shall not be entitled, and hereby waives now and/or in the future, any claim, to any right, compensation, royalty, and/or reward in connection with said Proprietary Materials, including, to the extent applicable, in accordance with section 134 to the Israeli Patent Law.

9.	No Conflicting Obligations

9.1.	Consultant will not disclose to Company any confidential information or material belonging to a third party, including, without limitation, that belonging to any prior employer or contractor, unless Consultant has first received the written approval of that third party and presents such approval to Company.

9.2.	Without derogating from the representations, warranties and undertakings set forth in Sections 1 and 2 above, Consultant hereby represents, warrants and undertakes that he is not and shall not during the Term be engaged with any hospital, academic institute, other educational institution or any research center, unless otherwise shall be pre-approved in writing by the Company.

10.	Indemnification

Consultant shall indemnify and hold harmless Company, its shareholders, directors, officers and employees, from and against any and all liabilities, claims, damages, costs and expenses (including attorneys’ fees) arising out of or resulting from any claim, action, or other proceeding, based upon Consultant’s negligent, deceptive or malicious acts or omissions in connection with the performance of his obligations herein, including without limitation a claim that the use of any Proprietary Materials and/or the performance of this Agreement by Consultant, infringe any intellectual property rights of any third party, including without limitation, any former customer or employer.

11.	General

11.1.	Consultant shall not assign any of his rights and obligations hereunder without the prior written consent of Company, and any attempt to assign without such consent shall be null and void.

11.2.	Either party's failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party's right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

11.3.	All disputes with respect to this Agreement shall be determined in accordance with the laws of the State of Israel and the competent courts in Tel Aviv shall have exclusive jurisdiction of any such dispute.

11.4.	In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be severed from this Agreement and all other provisions of the Agreement shall continue in full force and effect.

11.5.	This Agreement, contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and as such supersedes all prior discussions, agreements, representations and understandings in this regard. This Agreement shall not be modified except by an instrument in writing signed by both parties.

11.6.	Provisions intended to survive the termination of this Agreement, including but not limited to Sections 4, 6, 7, 8, 10 and 11 herein, shall so survive.

11.7.	Each notice and/or demand given by one party to the other pursuant to this Agreement shall be given in writing and shall be sent by registered mail or delivered by hand to the other party at the address specified in the preamble of this Agreement and such notice and/or demand shall be deemed given at the expiration of three (3) days from the date of mailing by registered mail or immediately if delivered by hand. Such address shall be effective unless notice of a change in address is provided by registered mail to the other party.

11.8.	The captions contained herein are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof. Words in the masculine gender shall include the feminine gender.

In witness whereof, the parties have executed this Agreement as of the above-captioned date.

/S/ PolyPid Ltd.	/s/ Asaf Bar
Polypid Ltd.	Asaf Bar

By: Amir Weisberg

Title: CEO